TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of May 19, 2009, between Cook & Bynum Funds Trust (the “Fund”), a business trust established under the laws of Delaware, and ALPS Fund Services, Inc. (the “Transfer Agent”), a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), presently consisting of one portfolio, listed in Appendix A;

WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1. Terms of Appointment and Duties

1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, the transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and as set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, as applicable, and the Transfer Agent (the "Procedures"), the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder's account in the Fund on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized by the Fund (the "Custodian");

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) With respect to the transactions enumerated in 1.1 (a), (b), (c) and (d) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, and will be deemed to be acting as a limited agent of the Fund. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that purchase order, exchange or redemption requests received in proper form by the terms specified in the Prospectus will be processed on that day and purchase order, exchange or redemption requests received in proper form after the terms specified in the Prospectus  will be processed on the next business day;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; Transfer Agent shall maintain a record of the number of shares held by each shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether certificates exist for such shares;

(j)  Record the issuance of Shares of the Fund and maintain pursuant to Securities and Exchange Commission ("SEC") Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the responsibility of the Fund and ALPS Distributors, Inc., the Portfolios’ principal underwriter;

(k) Orders or redemption requests received in proper form by the terms specified in the Prospectus will be processed by the Transfer Agent that day and orders or redemption requests received in proper form after the terms specified in the Prospectus will be processed by the Transfer Agent on the next business day;

(l) ALPS shall maintain controls and procedures to segregate orders for the purchase of shares received prior to that day’s computation of net asset value of such shares from orders received after such computation, and shall determine correctly the number of shares to be issued based on applicable net asset value;

(m)           Maintain an Anti-Money Laundering Program in compliance with the USA PATRIOT Act of 2001 and regulations thereunder, and provide the Fund with a copy of such program;

(n)           Perform services necessary to implement and enforce the Anti-Money Laundering Program;

(o)           Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the Anti-Money Laundering Program and to inspect ALPS’ implementation and operation of the Anti-Money Laundering Program;

(p)           Report to the Department of the Treasury’s Financial Crimes Enforcement Network suspicious transactions encountered when monitoring certain shareholder activity and implementing the Fund’s customer identification program; prepare a draft in accordance with the procedures set forth in 31 CFR §103.15(a)(3) of a joint Suspicious Activity Report on Form SAR-SF, send a copy to the Fund’s Anti-Money Laundering Officer, and file the Suspicious Activity Report upon receipt of final approval from the Fund’s Anti-Money Laundering Officer;

(q)           Respond to telephonic or mail from existing shareholders or their representatives requesting information regarding matters such as net asset value of Fund shares, Fund performance, Fund services, Fund investment policies, Fund portfolio holdings and Fund distributions and classifications thereof for tax purposes;

(r)           Manage fulfillment process and coordinate with outside vendor;

(s)           Compile monthly reports on call statistics;

(t) ALPS shall perform such services as are required in order to comply with the rules and regulations under the 1934 Act, including, but not limited to, Rule 17Ad-17, regarding searching for lost shareholders;

(u) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(v)  The Transfer Agent shall answer telephone inquiries from 9:00 a.m. to 8:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for regular trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information, including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(w) Upon the request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities; and

(x) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(y) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures;

(z)           The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

(a1) Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

(b1) Control Book. Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 11:00 a.m. Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(b) "Blue Sky" Reporting. The Fund, or its designated agent who provides blue sky services, shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, providing a system which will enable the Fund to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund's obligation to monitor blue sky compliance;

(c) National Securities Clearing Corporation (the "NSCC"). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on the Transfer Agent's computer system (the "System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking;

(d) Compliance with Rules and Regulations. Transfer Agent shall comply (and to the extent Transfer Agent takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which Transfer Agent has knowledge (it being understood that Transfer Agent is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to Transfer Agent). Except as set out in this Agreement, Transfer Agent assumes no responsibility for such compliance by the Fund. Transfer Agent shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. Transfer Agent shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

(f) Availability of Facilities. Upon reasonable notice by the Fund, the Transfer Agent shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by the Transfer Agent pursuant hereto;

(g) Accounts and Records. The accounts and records maintained by Transfer Agent shall be the property of the Fund. Transfer Agent shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Transfer Agent shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during Transfer Agent’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Transfer Agent to the Fund at the Fund’s expense. Transfer Agent shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by Transfer Agent or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  In the event Transfer Agent receives a request or demand for the inspection of records relating specifically to the Fund, Transfer Agent will promptly notify the Fund of such request in writing and obtain instructions from the Fund as to the handling of such request.

(h) Transfer Agent may employ or associate itself with a person or persons or organizations as Transfer Agent believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of Transfer Agent, and the Fund shall bear no cost or obligation with respect thereto; and provided further that Transfer Agent shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2. Fees and Expenses

2.1 Fee Schedule. For the performance of services by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Appendix C"). Such fees and out-of-pocket expenses and advances identified in Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.  During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the minimum fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) increased by 5% per annum.

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

2.2 Out-of-Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of SAS 70 audit fees, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Appendix C attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.3 Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

2.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.           Representations and Warranties of the Transfer Agent.  The Transfer Agent represents and warrants to the Fund that:

3.1           It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

3.2           It is duly qualified to carry on its business in the State of Colorado.

3.3           It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.4           All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

3.6           It will provide the Fund with all information necessary to complete its filing requirements in a timely fashion.

3.7           It is, and will continue to be, duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

3.8           The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under the Rule 38a-1 under the 1940 Act) that occurred since the date of the last report.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time to order to address changing regulatory and industry developments. The Transfer Agent will provide the Fund with such amendments or updates promptly upon effectiveness.

3.9           It will impose and collect any redemption fees imposed by the Portfolios of the Fund in accordance with the terms set forth in the prospectus.

3.10           It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by the Transfer Agent with all requirements of law and sufficient for the Transfer Agent to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

4.           Representations and Warranties of the Fund.  The Fund represents and warrants to the Transfer Agent that:

4.1           It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware.

4.2           The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

4.3           It is an open-end management investment company registered under the 1940 Act.

4.4           The Fund has furnished or will furnish, upon request, Transfer Agent with copies of the Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to Transfer Agent a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to Transfer Agent any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

A registration statement under the Securities Act of 1933 Act and the 1940 Act, as amended, is currently, or will be upon commencement of operations, effective and will remain effective with respect to the Portfolios, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale.

4.5           Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

5.           Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

5.1           Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure attached as Appendix D hereto (the “Security Procedure”) and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2           Security Procedure. The Fund acknowledges that the Security Procedure it has designated on Appendix D, was selected by the Fund. The Fund must notify the Transfer Agent immediately of any change in the Fund’s authorized personnel under such Security Procedures. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedure if instructed by the Fund. For purposes of this Section 12 only, instructions received from representatives of the Fund’s investment adviser will be considered to be instructions from the Fund.

5.3           Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4           Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable the Transfer Agent; or (iii) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5           Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.6           Interest.  Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

5.7           ACH Credit Entries/Provisional Payments.  When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

5.8           Confirmation. Confirmation of the Transfer Agent’ execution of payment orders shall ordinarily be provided within twenty four (24) hours, but no later than forty eight (48) hours, notice of which may be delivered through the Transfer Agent’ information systems, or by facsimile or call-back. Confirmation will be delivered to the Shareholders in accordance with applicable regulations and the terms set forth in the Prospectus.  The Fund must report any objections to the execution of an order within thirty (30) days.

6.           Indemnification

6.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

(c) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(d) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Fund, the Fund's management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as "third party checks") which checks are tendered to a bank for the purchase of Shares; or

7.           Standard of Care

7.1. The Transfer Agent shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

7.2  In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by Transfer Agent in the performance of its duties, obligations or responsibilities set forth in this Agreement, Transfer Agent and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)           the inaccuracy of factual information furnished to Transfer Agent by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund;

(ii)           any reasonable error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)           Transfer Agent’s reliance on any instruction, direction, notice, instrument or other information provided by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund that Transfer Agent reasonably believes to be genuine;

(iv)           failure to satisfy requests to cancel or amend payment orders, if Transfer Agent receives such requests without reasonable time to comply with such requests;

(v)           failure to detect any erroneous payment order, provided that Transfer Agent complies with the payment order instructions as received and with the Security Procedure (as defined below);

(vi)           lost interest with respect to the refundable amount of an unauthorized payment order, unless Transfer Agent is notified of the unauthorized payment order within 30 days of notification by Transfer Agent of the acceptance of such payment order; or

(vii)           any other action or omission to act which Transfer Agent properly takes in connection with the provision of services to the Fund pursuant to this Agreement.

7.3 Transfer Agent shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from Transfer Agent’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

7.4 Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

7.5 In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification,  and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim.  The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

8.             Right to Receive Advice.

(a) Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or the Fund’s investment adviser or, as applicable, the Fund’s custodian or other service providers.

(b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any authorized service provider on behalf of the Fund and the advice ALPS receives from counsel, the Fund and ALPS shall mutually agree upon the directions, advice or instructions to follow. Upon request, ALPS will provide the Fund with a copy of the advice of counsel received pursuant to Section 8(b).

9.             Consultation Between the Parties.

Transfer Agent and the Fund shall regularly consult with each other regarding Transfer Agent’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to Transfer Agent at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

10.             Confidential and Proprietary Information.

In accordance with Regulation S-P and other relevant rules and regulations, Transfer Agent agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where Transfer Agent may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, Transfer Agent shall use reasonable commercial efforts to request confidential treatment of such information. Transfer Agent shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund to the extent legally permitted and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order. If the Transfer Agent is requested or required by depositions, interrogatories, request for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Transfer Agent will provide the Fund with prompt written notice of any such request or requirement so that the Fund may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver is not received within a reasonable period following such notice, then the Transfer Agent may, without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required.

The Fund and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder. The Transfer Agent agrees that it has and shall continue to have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Fund.

11.             Business Interruption Plan.

Transfer Agent shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Transfer Agent shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

12.             Customer Identification Program.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, Transfer Agent will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth. Transfer Agent may also ask for additional identifying information, and Transfer Agent may take steps to verify the authenticity and accuracy of these data elements.

13.           Covenants of the Fund and the Transfer Agent

13.1 The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the Agreement and Declaration of Trust and Bylaws of the Fund and all amendments thereto.

13.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

13.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.4           In case of any request or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection.

13.5 The Transfer Agent shall provide assistance to and cooperate with the Fund' internal or external auditors or other agents in connection with any Fund-directed audits or examinations. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such audits or examinations. For purposes of such audits or examinations, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors or other agents. On an annual basis, the Transfer Agent will provide the Fund with copies of its SAS 70 report as well as such other reports and information relative to the Transfer Agent's policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request. The Fund understands and agrees that its auditors or other agents will be required by the Transfer Agent to execute a confidentiality agreement reasonably acceptable to the Fund and such auditors or other agents prior to being given access to such records, data and operating processes.

14.           Termination of Agreement

14.1 Term. The term of this Agreement shall be three years ("Initial Term") from the date first stated above unless terminated pursuant to the provisions of this Section 14. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a "Term"). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days' written notice to the other party. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Fund is completed.

14.2 Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund's request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent's systems to whatever services or systems are selected by the Fund (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "new agent") to modify, to alter, to enhance, or to improve the new agent's system, or to provide any new functionality to the new agent's system, (ii) to disclose any proprietary information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

14.3 Fees and Expenses upon Termination. Should either party exercise its right to terminate this Agreement, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, if the Agreement is terminated by the Fund, the Transfer Agent reserves the right to charge a reasonable fee for its Deconversion services.  In the event of termination of this Agreement, the Fund agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

14.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

14.5 Termination by the Fund. Notwithstanding Section 14.3, the Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement, without the payment of any liquidated damages or other penalty, upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought, (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement, or (iii) a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii) and (iii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Fund, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

14.6 Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Fund or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent shall provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

15.           Assignment and Third Party Beneficiaries

15.1 Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

15.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

15.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

16. Unaffiliated Third Party Service Providers

Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Envision, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

17. Miscellaneous

17.1 Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent's then current business contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

17.2           Disaster Recovery.  The Transfer Agent shall enter into and maintain in effect appropriate parties (a) one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and (b) emergency data recovery policies and procedures (a “Disaster Recovery Plan”), which is commercially reasonable in light of the services to be provided . In the event of equipment failures, the Transfer Agent shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions caused by equipment failure

17.3           Activities of Transfer Agent.  The services of Transfer Agent under this Agreement are not to be deemed exclusive, and Transfer Agent shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of Transfer Agent may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Transfer Agent as part of their name and that Transfer Agent or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

17.4           Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

17.5           Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

17.6           Amendments to this Agreement.  This Agreement may only be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Fund.

17.7 Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

17.8           Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Transfer Agent:

Name:	ALPS Fund Services, Inc.
Address:	1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn:	General Counsel
Fax:	(303) 623-7850

To the Fund:

Name:	Cook & Bynum Funds Trust
Address:	2204 Lakeshore Drive, Suite 218
Birmingham, AL 35209
Attn:	J. Dowe Bynum
Fax:	(205) 877-0190
Telephone:	(205) 994-2815

17.9           Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.10        Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that the Transfer Agent may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

17.11        Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.12 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

17.13 Additional Portfolios. If the Fund establishes one or more additional portfolios with respect to which it wishes to retain ALPS to provide transfer agency services hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Fund in writing, whereupon such series will become a “Portfolio” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent that such provisions are modified with respect to such new Portfolio in writing by the Fund and ALPS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COOK & BYNUM FUNDS TRUST

By: /s/ J. Dowe Bynum
Name: J. Dowe Bynum
Title: Trustee, Vice-President and Secretary

ALPS FUND SERVICES, INC.

By: /s/ Jeremy O. May
Name:  Jeremy O. May
Title:   President

APPENDIX A

LIST OF PORTFOLIOS

The Cook & Bynum Fund

Appendix B intentionally removed

APPENDIX C
COMPENSATION

Annual Fee: $30,000 annual base fee per portfolio

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct and NSCC	$15.00

Annual Inactive Account Fee:

$5.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

Out-of-Pocket Fees:

In addition, the Fund agrees to pay the Transfer Agent its out-of-pocket expenses including, but not limited to, statement and confirmation production; portfolio-specific statement paper and envelopes; postage; forms; NSCC interface fees; 22c-2 fees; sales reporting fees; private label of money market fund fees and customized programming/enhancements; control review reports; retirement account disclosure statement language; telephone; records storage; advances incurred for postage; other miscellaneous expenses that may occur at the Fund’s discretion. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials. The Transfer Agent will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

Late Charges: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

APPENDIX D

SECURITY PROCEDURE

FUNDS TRANSFER

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require Verification of Social Security number and account registration by the caller.

Funds Transfer Procedures	Phone	Fax	Mail	Signature Guarantee Required (Y/N)
Redemptions
Wire to bank instructions on record	x	x	x	N
Wire to new bank instructions		x	x	Y
ACH to bank instructions on record	x	x	x	N
ACH to new bank instructions		x	x	Y
Send by check to address of record	x	x	x	N
Send by check to different address		x	x	Y
Purchases
Purchase by wire	x	x	x	N
Purchase by check	x	x	x	N
Purchase by Transfer Agency initiated ACH from Bank instructions on record	x	x	x	N

By:	J. Dowe Bynum	/s/ J. Dowe Bynum	Vice-President	May 19, 2009
	Print Name	Authorized Signature	Title	Date

ACCOUNT MAINTENANCE
SECURITY SELECTION FORM

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require verification of social security number and account registration by the caller.

Fax Verification Procedures:

ALPS will verify that the fax contains the appropriate signature.

ALPS will require that telephone verification should accompany each fax.

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required (Y/N)

Establish New Account	x	x	x	N
Change to Address of Record Also indicate requirements for redemption trades within 15 days of address change	x	x	x	N Y
Changing SS# (need W-9)		x	x	N
Name Change (Divorce or Marriage)		x	x	Y
Re-Registration of Acct		x	x	Y
Changing Bank Wiring or ACH information (Redemp)		x	x	Y
Establishing Telephone Redemption	x	x	x	Y
Starting New AIP (cancelled check required)	x	x	x	Y
Canceling ACH	x	x	x	N
Decreasing ACH $ Amount	x	x	x	N

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required (Y/N)

Increasing ACH $ Amount	x	x	x	N
Changing Bank Info for ACH (AIP Purchases)		x	x	Y
Starting New SWP (Systematic Withdrawal Plan)	x	x	x	N
Canceling SWP	x	x	x	N
Decreasing SWP $ Amount	x	x	x	N
Increasing SWP $ amount	x	x	x	N
Changing Bank Info for SWP		x	x	Y
Changing Dividend Options (Cash & Reinvest)	x	x	x	N
Sending Dividends to Secondary Address		x	x	Y
Setting Up Systematic Exchange	x	x	x	N
Setting Up Systematic Dividend Exchange	x	x	x	N
Adding Bank Instructions to Account (Non AIP)		x	X	Y

By:	J. Dowe Bynum	/s/ J. Dowe Bynum	Vice-President	May 19, 2009
	Print Name	Authorized Signature	Title	Date